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Exhibit 99.6

November 27, 2006

[Corporate Finance France S.A.]

CONSENT OF ABN AMRO CORPORATE FINANCE FRANCE S.A.

        We hereby consent to (i) the inclusion of our opinion letter, dated November 23, 2006, to the Managing Board and the Supervisory Board of Euronext N.V., included as an Annex to the prospectuses that form a part of the Registration Statement on Form S-4 of NYSE Euronext, Inc., as it may be amended from time to time (the "Form S-4"), relating to the proposed business combination between NYSE Group, Inc. and Euronext N.V., and (ii) the references in such prospectuses and the Form S-4 to such opinion, our opinion dated June 1, 2006, and our firm name under the captions "Summary", "The Combination—Background of the Combination", "The Combination—Euronext's Reasons for the Combination", "The Combination—Opinion of Euronext's Financial Advisors" and "The Combination—Certain Relationships and Related Party Transactions".

        In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term "experts" as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

ABN AMRO Corporate Finance France S.A.

By:	/s/ JEAN-MARC DAYAN Name: Jean-Marc Dayan Title: Member of the Managing Board and Executive Director

By:	/s/ NICOLAS DE CANECAUDE Name: Nicolas de Canecaude Title: Member of the Managing Board and Executive Director

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CONSENT OF ABN AMRO CORPORATE FINANCE FRANCE S.A.